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                                                                    EXHIBIT 10.1

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

     Agreement entered into as of the 28th day of April, 2006 (the "Execution Date"), by and among Muze Inc., a Delaware corporation ("Buyer"), Loudeye Corp., a Delaware corporation ("Loudeye"), and Loudeye Enterprise Communications, Inc., a Delaware corporation and wholly-owned subsidiary of Loudeye ("LEC"). Loudeye and LEC are sometimes referred to individually as a "Seller" and collectively as "Sellers". Buyer and Sellers are referred to collectively herein as the "Parties".

                                   ----------

     Sellers desire to sell and assign to Buyer certain of Sellers' assets and liabilities relating to Sellers' U.S.-based operations, specifically Sellers' digital music store platforms developed in the U.S. for Seller's current U.S. business (commonly referred to as version 10.6 and version 11), encoding services, digital music samples services (the "Samples Service"), hosting services (specifically, on-demand hosting of content from third party web sites and delivery of that content to specific URLs for identified customers) and Internet radio services (collectively, the "Business"), and Buyer desires to purchase said assets and assume said liabilities, all on the terms and subject to the conditions contained in this Agreement. Loudeye is retaining all assets that are not Acquired Assets (as defined below), including all of its non-U.S.-based operations, all of the capital stock of Loudeye's subsidiaries (other than Loudeye Sample Services, Inc., a Delaware corporation and wholly-owned subsidiary of Loudeye ("LSS")), and all assets and operations relating to the digital media store services business of On Demand Distribution Limited.

     Now, therefore, in consideration of the representations, warranties and covenants herein, the Parties agree as follows.

     1. Purchase and Sale of Assets.

     (a) Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as defined herein) Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey, and deliver to Buyer, all of the Assets of the Sellers primarily relating to the Business that are specified on
Part 1 of Schedule 1(a) hereto (the "Acquired Assets"), free and clear of all mortgages, pledges, liens, encumbrances or other security interests created by or through any of the Sellers (all of the foregoing, "Liens").

     (b) Excluded Assets. Buyer shall not acquire any assets of Sellers that are not Acquired Assets (collectively, "Excluded Assets"). The Excluded Assets shall include, without limitation:

          (i) title to any patents other than U.S. Patent 6,873,877;

          (ii) the third party software identified in Part 1 of Schedule 1(b);

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          (iii) office furniture, workstations, supplies, telephones and similar tangible assets identified in Part 2 of Schedule 1(b) principally used by personnel of Sellers who are not Retained Employees (as defined herein);

          (iv) all cash, cash equivalents and marketable securities, including, but not limited to, any and all cash, check, money order, wire transfer or other deposits of the Sellers received prior to the Effective Time (as defined herein) and deposited into the bank or other deposit accounts of the Sellers prior to the Effective Time, whether or not such deposits have cleared, other than the Prepaids (as defined below);

          (v) all contracts, licenses and agreements, including prepaid amounts under such contracts, licenses and agreements, that are not Assigned Contracts including the license agreements identified in Part 3 of Schedule 1(b);

          (vi) all accounts receivable, including any unbilled accounts receivable, of the Sellers as of the Closing Date, a recent summary schedule of which is included in Part 4 of Schedule 1(b) (the "Accounts Receivable");

          (vii) all intercompany rights or obligations, including intracompany receivables, advances or indebtedness between any Sellers and LSS before the Effective Time;

          (viii) minute books and corporate records of Loudeye or any subsidiary of Loudeye other than LSS;

          (ix) treasury shares of Loudeye or shares of any subsidiary of Loudeye other than LSS;

          (x) all insurance policies, contracts or arrangements and rights thereunder;

          (xi) any assets of any employee benefit plan of any Seller and any rights under any such plan or any contract, agreement or arrangement between any employee or consultant and Sellers;

          (xii) all personnel records and other records Sellers are required by law to retain (it being understood that Buyer may receive copies thereof to the extent relating to the Acquired Assets or the Retained Employees and as permitted under applicable law and subject to applicable confidentiality obligations and restrictions);

          (xiii) all claims for refunds or credits of taxes and other governmental charges of whatever nature arising out of operation of the Business prior to the Effective Time;

          (xiv) all defenses, claims, counter-claims, rights of offset and other actions against any person asserting or seeking to enforce any liability against the Sellers;

          (xv) all rights, demands, claims, and actions of Sellers (except to the extent related to an Acquired Asset or an Assumed Liability);

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          (xvi) any bids received from any other person in connection with the proposed sale of the Business or the Acquired Assets and any analyses prepared by or on behalf of Sellers of any bids for the Business or any materials relating to the negotiations with any potential bidder;

          (xvii) any trademarks of Sellers including, without limitation, Loudeye(R) and the stylized Loudeye logo;

          (xviii) any registered domain names of Sellers other than the Transferred Domains identified on Schedule 1(a);

          (xix) any and all assets principally associated with either Sellers' live webcasting business or LEC's LEX online conferencing business;

          (xx) any and all assets formerly associated with Overpeer Inc.'s business which have not as of the Execution Date been integrated into the Business;

          (xxi) any and all prospective customer relationships (including all sales information, contacts proposals and any other information pertaining thereto) other than prospective customers of the encoding services, Samples Service, hosting services and Internet radio services; and

          (xxii) any rights of any Seller under this Agreement.

In addition, Sellers may retain a copy of any agreements, contracts, licenses, customer lists, support call records, royalty data and e-mail files included in the Acquired Assets for archival purposes only, it being understood that Sellers will preserve the confidentiality of such materials and will not use them for any commercial purposes other than as required in such agreements, contracts or licenses solely with regard to Excluded Liabilities to be performed or satisfied by Sellers, for example with respect to label reporting and label and/or customer audit rights.

     (c) Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing (as defined herein) Buyer shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms the following liabilities:

          (i) the offers of employment contemplated by Section 4(d);

          (ii) all liabilities, including deposits, under any contracts, licenses and permits that are included in the Acquired Assets, including the Assigned Contracts, accruing, arising out of or relating to periods after the Effective Time or, if later, the date any such contracts, licenses and permits are validly assigned to Buyer;

          (iii) all liabilities resulting from Buyer's exercise of its sublicense rights under any of the Sublicensed Contracts (as defined herein);

          (iv) all post-Effective Time liabilities of Sellers under the written warranty agreements identified on Schedule 2(c);

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          (v) all severance, termination, sick pay, vacation pay and personal leave time obligations of the Retained Employees, provided that no such payments are required to be paid as of the Closing Date;

          (vi) all liabilities of Loudeye relating to or arising from the Samples Service; and

          (vii) all liabilities and obligations relating to Non-assignable Assets (including any claims (contractual or otherwise) asserted by third parties with respect to the treatment or performance of such Non-assignable Assets contemplated under Section 1(h));

          the obligations in clauses (i) through (vii) above being collectively referred to as the "Assumed Liabilities"). For avoidance of doubt, the liabilities and obligations of LSS shall continue to remain with LSS following the transfer of LSS's capital stock contemplated by this Agreement.

     (d) Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume, and Sellers shall retain, all other liabilities and obligations of Sellers (the "Excluded Liabilities"), including without limitation (i) any liability of Sellers for taxes; (ii) any liability of Sellers for any employment related claims or under Sellers' employee benefit, option, bonus or other welfare plans except as otherwise specifically included in the Assumed Liabilities; (iii) any liability arising under any litigation matter commenced prior to the Closing or relating to an event that occurred prior to the Closing except as otherwise specifically included in the Assumed Liabilities; or (iv) any contingent liability except as otherwise specifically included in the Assumed Liabilities.

     (e) Purchase Price. The purchase price for the Acquired Assets shall be $11,000,000 (the "Purchase Price"). On the Execution Date, Buyer shall pay the Purchase Price as follows: (i) to SVB, the SVB Payoff Amount (as defined in
Section 5(a)(vi)), and (ii) to Loudeye, $11,000,000 less the SVB Payoff Amount. The Purchase Price shall be paid by wire transfer of immediately available funds pursuant to the wire transfer instructions appear on Schedule 1(e) hereto. Loudeye shall hold that portion of the Purchase Price paid to it in escrow from the time of receipt through the Effective Time.

     (f) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144 concurrently with execution and delivery of this Agreement (the "Closing Date"). It is presently anticipated that the Closing Date will be on April 30, 2006. The Closing will be effective as of 11:59 p.m. on the Closing Date (the "Effective Time").

     (g) Deliveries at the Closing. At the Closing:

          (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below;

          (ii) the Parties will execute and deliver the Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the "Bill of Sale");

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          (iii) Buyer and Sellers will execute and deliver the Sublease substantially in the form of Exhibit B (the "Sublease");

          (iv) Buyer and Loudeye will execute and deliver a Patent Assignment substantially in the form of Exhibit C;

          (v) Buyer and Loudeye will execute and deliver a Patent License Agreement substantially in the form of Exhibit D hereto (the "License Agreement");

          (vi) Buyer and Loudeye will execute and deliver an Encoding Services Agreement substantially in the form of Exhibit E (the "Encoding Agreement");

          (vii) Buyer (as licensee) and Loudeye (as licensor) and will execute and deliver a Samples Services License Agreement substantially in the form of Exhibit F hereto (the "Samples Services License");

          (viii) Buyer (as assignee) and Loudeye (as assignor) will execute and deliver assignment and assumption agreements in forms agreed between Buyer and Loudeye with respect to each of the major recorded label company U.S. territory digital download licenses agreements identified in Schedule 2(e);

          (ix) Loudeye will deliver one or more share certificates evidencing 100% of the outstanding capital stock of Loudeye Samples Services, Inc., a Delaware corporation ("LSS"), duly endorsed in blank or accompanied by stock transfer powers duly executed in blank; and

          (x) Buyer will deliver to Seller the consideration specified in
Section 1(e) above.

The Bill of Sale, the Sublease, the Patent Assignment, the License Agreement, the Encoding Agreement, the Samples Services License and the Major Label Assignments are collectively referred to as the "Transaction Agreements".

     (h) Non-Assignable Assets. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset that by its terms or by law is non-assignable without a Consent (as defined herein) (a "Non-assignable Assets") unless and until such Consent shall have been obtained. With regard to any Non-assignable Assets, the applicable Seller and Buyer shall cooperate in efforts to obtain required Consents post-Closing and in a mutually acceptable arrangement under which (i) Buyer would obtain the rights and benefits and assume the liabilities and obligations (which shall be considered Assumed Liabilities for purposes of this Agreement) under such Non-assignable Assets in accordance with this Agreement including by sub-contracting, sub-licensing, or sub-leasing to Buyer (provided that the applicable Seller shall not be required to take any action or make any omission that could result in a breach of the applicable agreement), or (ii) such Non-assignable Assets would be held, as of and from the Closing Date, by the applicable Seller in trust for Buyer and the covenants and obligations thereunder in accordance with all applicable agreements would be performed by Buyer in such Seller's name.

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     (i) Sublicense by Sellers. Sellers, as applicable, hereby grant Buyer non-exclusive, royalty-free as to Sellers, licenses under the Sublicensed Contracts on parallel terms to Sellers' rights and obligations under the Sublicensed Contracts.

     (j) License by Buyer. Buyer grants Loudeye and LEC a non-exclusive, royalty-free, perpetual, non-transferable, non-sublicensable (except to affiliates of Loudeye), non-assignable (except that Loudeye may assign the license to a successor in interest to substantially all its business, whether by merger, stock purchase, consolidation, sale of assets or otherwise), worldwide license for Loudeye's and LEC's respective internal use only to use and retain archive copies of the Loudeye software platforms and associated know-how, expertise and documentation which constitute part of the Acquired Assets listed in Sections 1-5 of Schedule 1(a).

     (k) Prepaids, Advances and Other Adjustments. Schedule 1(k) identifies (i) deposits paid and/or invoiced to Loudeye by EMI DSP customers as of March 31, 2006, less the amount of any accounts receivable balances owed to Loudeye by such DSPs as of April 25, 2006, (ii) deposits and advances paid by Loudeye to record labels with respect to contracts that are Acquired Assets under this Agreement (which amount is payable from Muze to Loudeye and which shall be offset against the deposits and prepaids set out in (i) and (iii) herein), and
(iii) a pro rated portion of platform service fees paid by O2 Germany to Loudeye (collectively, the "Prepaids"). Loudeye will pay to Muze an amount equal to total net Prepaids as reflected on Schedule 1(k) within five (5) business days of the earlier of the date of the effective assignment and assumption of the O2 Germany service contracts by Muze or the date of a direct agreement being entered into between Muze and O2 Germany, which direct agreement constitutes the equivalent of an assignment and assumption of the O2 Germany service contracts by Muze.

     2. Representations and Warranties of Sellers. The Sellers jointly and severally represent and warrant to Buyer as follows:

     (a) Organization of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transaction. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the Transaction Agreements to which it is a party, and the performance by each Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement constitutes, and the Transaction Agreements, when executed and delivered by each Seller party thereto, will constitute, the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will: (i) violate any law or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the Certificate of Incorporation, as amended, or Bylaws of any Seller, or (ii) except with respect to Assigned Contracts requiring consent to assignment and identified on the Schedules to this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets).

     (d) Title to Assets; No Liens. Sellers own outright all the Acquired Assets that they purport to own and have a valid leasehold interest in all the Acquired Assets that they purport to lease, in each case free and clear of all Liens except (i) as specifically identified in Schedule 2(d) and (ii) with respect to the SVB Lien (as defined below). Loudeye owns 100% of the capital stock of LSS, and there are no outstanding options, subscription rights, convertible securities or other rights in favor of any third party to acquire any capital stock of LSS.

     (e) Assigned Contracts. Schedule 2(e) lists contracts, licenses and other agreements to which any of the Sellers is a party that are to be assigned to or assumed by Buyer as part of the Acquired Assets (collectively, the "Assigned Contracts"). Each Assigned Contract that is assigned to Buyer at the Closing will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms for the benefit of Buyer following the consummation of the transactions contemplated hereby.

     (f) Sublicensed Contracts. Schedule 2(f) lists the licenses to which any of the Sellers is a party that are to be sublicensed to Buyer (collectively, the "Sublicensed Contracts"). Each Seller has all requisite power and authority to sublicense the Sublicensed Contracts to which it is a party.

     (g) "AS-IS" Transaction. Except as expressly provided herein, no Seller makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business or the Acquired Assets or Assumed Liabilities, and the Acquired Assets and Assumed Liabilities are being transferred on an "as-is" basis and no representation or warranty is given in respect thereof.

     3. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

     (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Agreements, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes, and the Transaction Agreements, when executed and delivered by Buyer, will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will violate any law or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the Certificate of Incorporation or By-laws of Buyer.

     (d) "AS-IS" Transaction. Buyer acknowledges it has had an opportunity to conduct such independent inspection and investigation of the condition of the Acquired Assets and all other matters relating to or affecting the Acquired Assets or Assumed Liabilities as Buyer deems necessary or appropriate and that in proceeding with the transactions contemplated by this Agreement Buyer is doing so based solely upon such independent investigation and the accuracy of the express warranties contained in Section 2(a) through 2(f) above. Buyer accepts the Acquired Assets and Assumed Liabilities "AS-IS," "WHERE IS," and "WITH ALL FAULTS."

     4. Covenants.

     (a) General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including effecting the satisfaction, but not waiver, of the closing conditions set forth in Section 6 below). Without limiting the foregoing, Sellers will (between the date hereof and the Closing Date, and if necessary from and after the Closing
Date) use commercially reasonable efforts (with Buyer's reasonable cooperation) to give such notices to, make such filings with, or obtain any authorization, consent, or approval of any person or entity as may be necessary in order to effect the transfer to Buyer of any of the Acquired Assets, including any contracts, licenses, intellectual property rights or permits (all of the foregoing, the "Consents").

     (b) Operation of Business. Between the date hereof and the Closing Date, Sellers will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business with regard to the Acquired Assets. Without limiting the foregoing, Sellers will use commercially reasonable efforts to keep their business and properties (to the extent the same relate to the Acquired Assets) substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

     (c) Full Access. Between the date hereof and the Closing Date, Sellers will permit representatives of Buyer to have full access during normal business hours and subject to applicable confidentiality and nondisclosure obligations, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises (specifically including the facilities to be assigned to the Buyer under the Sublease), properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Acquired Assets and the Assumed Liabilities.

     (d) Employees. Buyer shall offer employment to the employees of Sellers identified in Schedule 4(d) (the "Retained Employees"), such employment offers to be effective May 2, 2006. With regard to all Retained Employees, the base salaries offered shall be at least as much as their current base salaries. Buyer shall carry over all of the severance, vacation, sick and personal leave time each Retained Employee had accrued but not used as of the Closing Date (to the extent the Retained Employee is not required to be paid in respect of the same as of the Closing Date). Notwithstanding anything in this
Section 4(d) to the contrary, nothing herein shall be deemed to require that (A) the employment by Buyer of any Retained Employee be continued for any specific period of time or (B) except as provided in contractual agreements between Loudeye and any Retained Employee, the compensation of any Retained Employee be maintained at any particular level for any specific period of time. To the extent a Retained Employee is subject to noncompetition obligations to Loudeye and accepts the offer of employment by Buyer contemplated in this Section 1(d), Loudeye waives enforcement of such noncompetition obligations against Buyer and/or such Retained Employee solely with respect to such employment by Buyer.

     (e) Tax Matters. Reasonably promptly following the Closing Date, Buyer will propose an allocation of the Purchase Price among the Acquired Assets, which shall be reasonably acceptable to Sellers (the "Allocation"). The Allocation will be consistent with U.S. generally accepted accounting principles as applied by Sellers, to the extent permitted by Buyer's auditors. The Parties shall file all tax returns in a manner consistent with such Allocation and shall not take any position on their respective tax returns that is inconsistent with such Allocation. Any sales, use or transfer taxes resulting from the transactions contemplated by this Agreement will be shared equally by Sellers, on the one hand, and Buyer, on the other hand.

     (f) Press Release. Prior to Closing, Sellers will prepare and the Parties will mutually agree a press release announcing the transaction contemplated hereby. In addition, prior to Closing Loudeye will prepare disclosures required by applicable securities laws and regulations including the filing as required of the complete, unredacted text of this Agreement and any Transaction Documents, and Loudeye will provide Buyer copies of such disclosures in advance of issuance. Except for such press release and disclosures, neither Sellers, on the one hand, nor Buyer, on the other hand, shall, without the prior approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable law, in which case the other Party shall be advised and the Parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued.

     (g) Further Assurances. From time to time following the Closing Date, Sellers and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Sellers the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

     (h) Accounts Receivable. Buyer will use commercially reasonable efforts to cooperate with Seller in collecting all Accounts Receivable, it being understood that Buyer shall have no liability to Seller for any failure to collect any Accounts Receivable except in the case of Buyer's gross negligence or willful misconduct. Sellers retain the right to contact any third parties with Accounts Receivable balances that remain uncollected despite Buyer's reasonable efforts to collect same and to undertake commercially reasonable actions relating to collection, including referral to collection agencies, litigation or otherwise with regard to delinquent balances. Any amounts recovered by Buyer from a third party that has an Accounts Receivable balance with Sellers shall be applied:

          (i) first, to any outstanding Accounts Receivable balance invoiced by Sellers with an invoice date that is less than 61 days prior to the Closing Date (notwithstanding any contrary invoice number specified in the remittance);

          (ii) second, to any invoice number that is specified in the remittance;

          (iii) third, (i.e., if no invoice number is specified in the remittance, or if a payment is received from a party whose earlier payment specified a later invoice number but was nevertheless applied to an Accounts Receivable balance in accordance with clause (i) above), to any accounts receivable balance invoiced by Buyer after the Closing Date; and

          (iv) fourth, to any accounts receivable balance invoiced by Sellers 61 days or more prior to the Closing Date.

     (i) Sublicensed Contracts. Buyer shall timely perform any and all actions, including royalty reporting, payment, content takedown, etc., as required pursuant to the terms of each Sublicensed Contract. Buyer acknowledges and agrees that Buyer's sublicense rights under each Sublicensed Contract shall expire as of the termination date of each such Sublicensed Contract. Immediately following the Closing Date, Buyer and Loudeye shall contact each primary licensor under each Sublicensed Contract to initiate discussion regarding Buyer obtaining direct license rights from each such primary licensor. Loudeye and Buyer will use commercially reasonable efforts to facilitate Buyer's efforts to obtain such direct license rights. To the extent consent to sublicense a Sublicensed Contract has not been obtained by the Effective Time, such Sublicensed Contract shall be a Non-assignable Asset for all purposes under this Agreement and shall be managed under Section 1(h)(ii) of this Agreement until such time as consent to sublicense has been granted by the applicable third party or a direct agreement between Buyer and the applicable third party has been executed.

     (j) SVB Lien. On or prior to the Closing Date, Loudeye shall have repaid or cause to have been repaid in full all indebtedness secured by the SVB Lien such that the SVB Lien shall be released.

     (k) Intercompany Accounts. On or prior to the Closing Date, Sellers shall have canceled or terminated all intercompany indebtedness between LSS, on the one hand, and Sellers or their respective subsidiaries, on the other hand.

     (l) Professional Services. For the periods indicated below, Muze agrees to permit and will direct the appropriate Retained Employees to provide a reasonable degree of ongoing professional services to Sellers free of charge so as to enable Loudeye to continue to operate its business during such period, such professional services to be at the request of a Loudeye employee directed in email to a designated representative of Muze. Following culmination of the periods indicated below, Sellers may request reasonable additional transitional professional services for up to an additional four weeks (or longer if mutually agreed to) with respect to each category of services listed below, provided that any such services will be the subject of a negotiated professional services agreement and shall be charged at an arms length negotiated rate.

FUNCTION                                NUMBER OF WEEKS OF TRANSITION SERVICES
--------                                --------------------------------------
Human Resources                         8 weeks
Accounting                              3 weeks
Legal Filing                            3 weeks
IT support (email, phones, electronic   8 weeks
records, etc.)

     (m) Loudeye Muze Database License. Buyer acknowledges and agrees that the Muze Database License--Retail between Loudeye and Muze dated June 3, 2004, terminated March 31, 2006, and any Muze invoices delivered to Loudeye pursuant to such agreement for services post-March 31, 2006 are null and void.

     5. Intentionally deleted.

     6. Intentionally deleted.

     7. Survival; Indemnity.

     (a) Survival. The representations and warranties of the Parties shall survive the Closing for a period of twelve months.

     (b) Indemnification.

          (i) Sellers shall jointly and severally indemnify and hold harmless Buyer against any losses, claims, damages, judgments, settlements or liabilities (collectively, "Losses") that Buyer may incur, to the extent that such Losses arise out of or result from:

          (A) the breach of any representation or warranty made herein by any Seller;

          (B) the nonperformance of any covenant made herein by any Seller;

          (C) any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which any Seller or any of its officers, stockholders or representatives is responsible;

          (D) the Excluded Liabilities;

          (E) any amounts owing to UMG Recordings, Inc. under an Agreement for Universal Sounds Recordings dated July 19, 2004, prior to the effective date of an assignment of such agreement to Buyer; or

          (F) any amounts due to Warner Music Group, Inc. under a Digital Music Download Agreement--Loudeye dated July 8, 2004, and for all other liabilities and obligations to Warner relating to transactions under such agreement in the time period occurring on or before the Effective Time;

and shall reimburse Buyer for any reasonable legal or other expenses ("Expenses") incurred by it in connection with investigating or defending against any such Losses.

          (ii) Buyer shall indemnify and hold harmless Sellers against any Losses that any Seller may incur, to the extent that such Losses arise out of or result from:

          (A) the breach of any representation or warranty made herein by Buyer;

          (B) the nonperformance of any covenant made herein by Buyer;

          (C) any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Buyer or any of its officers, stockholders or representatives is responsible;

          (D) any liabilities or obligations of LSS;

          (E) the Assumed Liabilities; or

          (F) any liability arising out of the ownership or operation of the Acquired Assets after the Effective Time other than the Excluded Liabilities;

and shall reimburse Sellers for any reasonable Expenses incurred by any of them in connection with investigating or defending against any such Losses.

     (c) Procedures.

          (i) Promptly after receipt by a party (the "Indemnified Party") of notice of a Loss or the commencement of any action, suit or proceeding (a "Proceeding") against which it believes it is indemnified under this Section 7, the Indemnified Party shall so notify the party or parties obligated to provide such indemnification under this Section 7 (the "Indemnifying Party"); provided, however, that the failure so to notify the Indemnifying Party shall only relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure.

          (ii) The Indemnifying Party shall, in a writing delivered within 30 days after receipt of a notice of Loss or Proceeding given pursuant to Section 7(c)(i), either: (A) acknowledge liability for such Loss or the amount in controversy in such Proceeding and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Proceeding in cash in immediately available funds (or establish by agreement with the Indemnified Party an alternative payment arrangement); (B) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the subject matter in such Proceeding but disavow the validity of the Loss or Proceeding or the amount thereof and, in the case of a Proceeding, advise whether the Indemnifying Party elects to assume the defense thereof in accordance with Section 7(c)(iv); or (C) in writing object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof and set forth the grounds therefor in reasonable detail. If the Indemnifying Party does not so respond to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim as between the Indemnifying Party and the Indemnified Party (but shall not be deemed to have acknowledged liability to any other Person), and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          (iii) An Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution is sought hereunder, unless such settlement, compromise or consent:
(1) requires no action and imposes no restriction on the part of the Indemnified Party, (2) does not require any admission of wrongdoing on the part of the Indemnified Party and (3) includes a full and unconditional release of the Indemnified Party.

          (iv) Subject to Section 7(c)(v) and if the Indemnifying Party has responded to the notice given by the Indemnified Party in accordance with
Section 7(c)(ii)(B), the Indemnifying Party shall be entitled to assume the legal defense of a Proceeding at its own expense with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party may employ separate counsel in any Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (A) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (B) the Indemnifying Party shall have failed to assume the defense of such action or (C) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party does not assume the defense of a Proceeding as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to Section 7(c)(ii)(B), the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable Expenses incurred in connection therewith and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

          (v) In the case of a Loss as to which the Indemnifying Party shall have responded pursuant to Section 7(c)(ii)(C), the parties shall attempt in good faith to resolve their differences for a period of 20 days following receipt by the Indemnified Party of such response. If the parties are unable to resolve their differences within such period, the Indemnified Party may submit the matter to a court of competent jurisdiction in accordance with the provisions of Section 8(i).

     (d) Limitations. The liability of an Indemnifying Part under this Section 7 shall be subject to the following limitations: (i) no Indemnifying Party shall have any liability for any Losses or Expenses until the aggregate amount of all Losses and Expenses suffered or incurred by the Indemnified Party exceeds $100,000, in which case the Indemnifying Party shall be liable only for those Losses and Expenses in excess of $100,000, and (ii) except in a case of (A) fraud, (B) Sellers' indemnification obligations under Sections 7(b)(i)(D), (E) and (F), or (C) Buyer's indemnification obligations under Sections 7(b)(ii)(D), (E) and (F), the Indemnifying Party's aggregate liability for Losses and Expenses shall not exceed $2,000,000.

     (e) Sole Remedy. The provisions of this Section 7 shall be the sole and exclusive remedy of each Party with respect to the subject matter of Section 7, except in a case of fraud.

     8. Miscellaneous.

     (a) Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the other Transaction Agreements, constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Buyer, on the one hand, and Sellers, on the other hand, may assign its or their rights and obligations under this Agreement and all of the Transaction Agreements without the approval or consent of the other Party to a successor in interest to the business of Buyer or Sellers (as applicable), whether by merger, sale of assets or otherwise.

     (c) Counterparts. This Agreement may be executed in one or more counterparts, by facsimile, .PDF or otherwise, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) Notices. All notices, claims and other communications required or permitted hereunder will be in writing. Any notice, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

     If to Sellers:

          Loudeye Corp.
          1130 Rainier Avenue South
          Seattle, Washington 98144
          Attention: Eric S. Carnell, General Counsel
          Facsimile No.: (206) 832-4009

     Copy to:

          Latham & Watkins LLP
          633 West Fifth Street, Suite 4000
          Los Angeles, California, 90071
          Attention: W. Alex Voxman
          Facsimile No.: (213) 891-8763

     If to Buyer:

          Muze Inc.
          304 Hudson Street, 8th Floor
          New York, New York 10013
          Attention: Thomas Goldsworthy
          Facsimile No.: (212) 741-1246

     Copy to:

          Sonnenschein Nath & Rosenthal LLP
          1221 Avenue of the Americas
          New York, New York 10020
          Attention: Michael R. Flynn
          Facsimile No.: (212) 768-6800

Any Party may send any notice, claim or other communication hereunder to the intended recipient at the address set forth above via personal delivery, expedited courier, messenger service, facsimile or ordinary mail, but no such notice, claim or other communication shall be deemed to have been duly given unless it actually is received (or receipt is refused) by the intended recipient. Either Party may change its address for notices by giving the other notice in the manner herein set forth.

     (f) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom enforcement of such amendment or waiver is sought. No waiver of any default, misrepresentation or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Washington.

     (i) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in King County, Washington, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     (j) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTION AGREEMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(j).

     (k) Attorney Fees. In the event either Party brings an action to enforce or interpret any of the provisions of this Agreement, the "prevailing party" in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys' fees and expenses arising from such action and any appeal related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, "prevailing party" shall mean, in the case of a Person asserting a claim, that such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, that such Person is successful in denying substantially all of the relief sought.

     (l) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer on any person or entity other than the Parties hereto and their respective successors or assigns any rights (including any rights as a third party beneficiary), remedies, obligations or liabilities under or by reason of this Agreement.

     (m) Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE
                            IN COUNTERPARTS FOLLOWS.]

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                      MUZE INC.


                                      By: /s/ Thomas Goldsworthy
                                          --------------------------------------
                                      Name: Thomas Goldsworthy
                                      Title: Chief Financial Officer


                                      LOUDEYE CORP.


                                      By: /s/ Michael A. Brochu
                                          --------------------------------------
                                      Name: Michael A. Brochu
                                      Title: President & Chief Executive Officer


                                      LOUDEYE ENTERPRISE COMMUNICATIONS, INC.


                                      By: /s/ Chris J. Pollak
                                          --------------------------------------
                                      Name: Chris J. Pollak
                                      Title: Vice President